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                    May 14, 2021

       Barry Silbert
       Chief Executive Officer
       Grayscale Investments, LLC
       250 Park Avenue South
       New York, NY 10003

                                                        Re: Grayscale Ethereum
Trust (ETH)
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 6,
2020
                                                            File No. 000-56193

       Dear Mr. Silbert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Finance